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                                                                     EXHIBIT 1.2



                        STANDBY STOCK PURCHASE AGREEMENT



                                 BY AND BETWEEN



                           SAFEGUARD SCIENTIFICS, INC.



                                       AND



                            EMERGE INTERACTIVE, INC.



                          DATED JANUARY ________, 2000
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                        STANDBY STOCK PURCHASE AGREEMENT



         THIS STANDBY STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into on this January _______, 2000 between SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation ("Safeguard"), and eMERGE INTERACTIVE, INC., a Delaware corporation (the "Company").


                                   BACKGROUND

         A. The Company is contemplating an initial public offering (the "Public Offering") of its class A common stock, par value $.008 per share (the "Common Stock"), through an underwritten public offering lead by Adams Harkness & Hill, Inc. as the representative of the several underwriters (the "Underwriters").

         B. In connection with the Public Offering the Company will offer 2,806,000 shares of its class A common stock (the "SSP Shares") directly to the shareholders of Safeguard pursuant to a share subscription program (the "SSP").

         C. If and to the extent any of the SSP Shares are not subscribed for or, if subscribed for, are not purchased by the shareholders of Safeguard under the SSP, Safeguard has agreed to purchase all such SSP Shares directly from the Company for its own account for investment purposes only on the terms and subject to the conditions set forth herein.

         D. In the event that the shareholders of Safeguard subscribe for more shares of Common Stock than the number of SSP Shares, Safeguard will make an offer of up to 694,000 shares of Common Stock owned by it prior to the Public Offering (the "Safeguard eMerge Stock"), and the Safeguard eMerge Stock shall be included in the SSP.

         E. Chase Mellon Shareholder Services, L.L.C. ("Chase") will act as the offering agent for the SSP and as the Company's transfer agent. The offering agent will determine the record date shareholders eligible to participate in the SSP and will collect subscriptions and subscription payments from eligible Safeguard shareholders until 6:00 p.m. on the third business day following the date the Company determines the initial public offering price for the Common Stock.


         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto hereby agree as follows:
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                                    ARTICLE 1

                                 THE TRANSACTION

1.1.     Purchase and Purchase Price.

         (a) In the event that any of the SSP Shares are not subscribed for or, if subscribed for are not purchased by the shareholders of Safeguard under the SSP, Safeguard shall, or shall cause its wholly owned subsidiary Safeguard Delaware, Inc. to, purchase these remaining shares.

         (b) The purchase price for the SSP Shares (the "Purchase Price") shall be equal to the product of multiplying (i) the aggregate number of SSP Shares, by (ii) the price per share of Common Stock sold pursuant to the Public Offering (the "IPO Price").

         (c) Safeguard shall transfer, or Safeguard shall cause Safeguard Delaware, Inc. to transfer, or shall cause Chase to pay out of subscription funds received on behalf of Safeguard's shareholders participating in the SSP, to the Company, an amount equal to the Purchase Price on the day of the closing of the Public Offering by wire transfer.

         (d) In the event that the shareholders of Safeguard subscribe for more shares of Common Stock than the number of SSP Shares, Safeguard shall make an offer of the shares of Safeguard eMerge Stock, and the shares of Safeguard eMerge Stock shall be included in the SSP.

1.2.     Closing.

         (a) Time and Place. The closing under this Agreement (the "Closing") will take place at _________, EST time, at the time of the closing of the Public Offering, at the offices of Morgan, Lewis & Bockius LLP, or at such other time, date or place as the parties shall mutually agree. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."

         (b) Deliveries and Proceedings to Offering Agent. On the Closing Date, the Company shall instruct Chase to accept instructions from Deirdre Blackburn, or her designee at Safeguard, for:

                  (i) delivery of the subscription funds collected by the offering agent to the extent not paid to the Company at the Closing.

         (c) Deliveries and Proceedings to Transfer Agent. On the Closing Date, the Company shall instruct Chase to accept instructions from Deirdre Blackburn, or her designee at Safeguard, for:

                  (i)      delivery of the shares of SSP Shares purchased in the
                           SSP;
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                  (ii)     delivery to Safeguard of the SSP Shares not purchased
                           by Safeguard shareholders; and

                  (iii) the return to Safeguard of any shares of Safeguard eMerge Stock that were not purchased in the SSP.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Safeguard as follows:

2.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.2. Power and Authority. The Company has full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.

2.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


                                    ARTICLE 3

                   REPRESENTATION AND WARRANTIES OF SAFEGUARD

         Safeguard represents and warrants to the Company as follows:

3.1 Organization. Safeguard is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

3.2. Power and Authority. Safeguard has full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.

3.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement by Safeguard have been duly authorized by all necessary corporate action on the part of Safeguard, and this Agreement constitutes the legal, valid and binding obligation of Safeguard, enforceable against Safeguard in accordance with its terms.
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3.4      Authorization and Approvals. All consents, approvals, authorizations and orders necessary for the execution and delivery of this Agreement and the sale and delivery of the shares of Safeguard eMerge Stock have been obtained; and Safeguard, or an affiliate have full rights, power and authority to enter into this Agreement and to sell the shares of Safeguard eMerge Stock as provided hereunder.

3.5 Investment Intent. Safeguard represents, warrants and covenants that it is acquiring the SSP Shares for its own account, as a long-term investment, and not with the view to resale or redistribution. To that end, Safeguard agrees it will retain and not sell, pledge, hypothecate or otherwise transfer, directly or indirectly, any interest (beneficial or otherwise) in the SSP Shares for a period of one year from the date of the Closing.

                                    ARTICLE 4

                       CONDITIONS TO CLOSING; TERMINATION

4.1 Conditions Precedent to Obligations of Safeguard. The obligations of Safeguard to proceed with the Closing are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Safeguard at Safeguard's option):

         (a) Bringdown of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Safeguard shall have received a certificate, signed by an executive officer of the Company, to such effect.

         (b) Performance and Compliance. The Company shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Safeguard shall have received a certificate, signed by any vice president of the Company, to such effect.

         (c) Public Offering. The Closing of the Public Offering shall have occurred.

4.2. Conditions Precedent to the Obligations of the Company. The obligations of the Company to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Company at the Company's option):

         (a) Bringdown of Representations and Warranties. The representations and warranties of Safeguard contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as
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                  though such representations and warranties had been made on, as of and with reference to such time, and Safeguard shall have delivered to the Company a certificate, signed by an executive officer of Safeguard, to such effect.

         (b) Performance and Compliance. Safeguard shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing and Safeguard shall have delivered to the Company a certificate, signed by any vice president of Safeguard, to such effect.

         (c) Public Offering. The closing of the Public Offering shall have occurred.

4.3.     Termination.

         (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

                  (i)      by mutual consent of Safeguard and the Company; or

                  (ii) by Safeguard or the Company, if the Company shall have withdrawn its Registration Statement on Form S-1 relating to the Public Offering (Reg. No. 333-89815).

         (b) Effect of Termination. In the event of termination of this Agreement by either Safeguard or the Company, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Safeguard or the Company, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations set forth in Article 5 hereof shall survive such termination.


                                    ARTICLE 5
                          CERTAIN ADDITIONAL COVENANTS

5.1      Indemnification.

         (a) Safeguard hereby agrees to indemnify the Company and its underwriters, affiliates, officers, employees, representatives and directors (the "Indemnified Persons") against, and hold them harmless from, any loss, liability, claim, damage or expense, joint or several ("Losses"), arising directly or indirectly, out of or in connection with, the SSP, including, without limitation, (i) costs and expenses associated with the failure of any shareholders of Safeguard to consummate purchases of SSP Shares for which they have subscribed and
                  (ii) any claims by shareholders of Safeguard or other persons arising
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                  from the SSP, and expenses, arising from the establishment, execution and performance of the SSP. Notwithstanding the foregoing, Safeguard shall not indemnify the Company against liabilities arising from any untrue or allegedly untrue statement of a material fact, or omission or alleged omission of a material fact required to be stated to make the statements not misleading, in the prospectus contained in the Company's Registration Statement on Form S-1 (Reg. No. 333-89815) (the "Prospectus"), except for statements or omissions regarding the SSP and except for any materials related to the SSP delivered to Safeguard's shareholders and not to other recipients of the Prospectus generally. Safeguard agrees to reimburse the Indemnified Persons, as incurred, for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any Losses.

         (b) Promptly after receipt by an Indemnified Person of notice of the commencement of any action for which indemnification or contribution may be sought hereunder, such Indemnified Person will notify Safeguard in writing of the commencement thereof. The failure to so notify Safeguard will not relieve Safeguard from liability under Section 5.1(a) above unless and to the extent that Safeguard did not otherwise learn of such action and such failure results in the forfeiture of substantial rights and defenses. Safeguard shall be entitled to appoint counsel at Safeguard's expense to represent the Indemnified Person in any action for which indemnification is sought (in which case Safeguard shall not thereafter be liable for the fees and expenses of separate counsel retained by the Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding Safeguard's election to appoint counsel to represent the Indemnified Person in an action, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and Safeguard shall bear the reasonable fees, costs and expenses of such counsel if (i) the use of counsel chosen by Safeguard to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both Safeguard and the Indemnified Person and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to Safeguard, (iii) Safeguard shall not have employed counsel reasonably satisfactory to the Indemnified Person within a reasonable time after notification of the commencement of such action or (iv) Safeguard shall have authorized the Indemnified Person to employ separate counsel at the expense of Safeguard.

         (c) Safeguard shall not, without the prior written consent of the relevant Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or
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                  proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising from such claim, action, suit or proceeding. An Indemnified Person may not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder without the consent of Safeguard, such consent not to be unreasonably withheld.

         (d) In the event that the indemnity provided for in this Article 5 is unavailable to or insufficient to hold harmless an Indemnified Person for any reason, the Indemnified Persons and Safeguard shall contribute to the Losses (including the legal and other expenses attributable to investigating or defending same) to which the Indemnified Person may be subject in such proportion as is appropriate to reflect the relative fault of the Indemnified Person and Safeguard in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations, including that the Company performed the SSP as an accommodation to Safeguard without any legal obligation to do so. Relative fault shall be determined by reference to, among other things, whether any untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Indemnified Person or Safeguard, the intent of the Indemnified Person and Safeguard, and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution was determined by any method of allocation that does not take into account the equitable considerations discussed above.


                                    ARTICLE 6

                                  MISCELLANEOUS

6.1. Nature and Survival of Representations. The representations, warranties, covenants and agreements of Safeguard and the Company contained in this Agreement, and all statements contained in this Agreement or any exhibit hereto or any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing.

6.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered
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         or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

         (a) If to Safeguard, to:

                                    Safeguard Scientifics, Inc.
                                    800 The Safeguard Building
                                    435 Devon Park Drive
                                    Wayne, PA  19087

                                    Attention: James A. Ounsworth, Esq.

         (b) If to the Company, to:

                           eMerge Interactive, Inc.
                           10315 102nd Terrace
                           Sebastian, FL  32958

                                    Attention: T. Michael Janney

                  With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market St.
                  Philadelphia, PA  19103-2921
                  Attention: Michael Shim, Esquire

6.3. Third Party Beneficiaries. Safeguard acknowledges that each of the Underwriters of the Public Offering shall be a third party beneficiary entitled to exercise the rights and remedies provided for herein directly against Safeguard. The Company shall cooperate with and assist each of the Underwriters of the Public Offering with respect to any action such Underwriters take to exercise such rights and remedies directly against Safeguard.

6.4. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable or delegable by any party without the prior written consent of the other party.

6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Pennsylvania, without giving effect to its principles of conflicts of laws or choice of forum.

6.6. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not
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         constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

6.7. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Each such copy shall be deemed an original and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.8. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

6.9. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and either party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in representations by the other party, (c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

6.10. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

6.11. Interpretations. No party to this Agreement shall be considered the draftsman. This Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
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                           [Intentionally left blank]
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.




                         SAFEGUARD SCIENTIFICS, INC.

                         By:______________________________________________
                         Name:
                         Title:








                        eMERGE INTERACTIVE, INC.

                         By:______________________________________________
                         Name:
                         Title: